EXHIBIT 10.29

PEPSICO

EXECUTIVE INCOME

DEFERRAL PROGRAM

Plan Document for the 409A Program

Effective as of January 1, 2005

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ARTICLE I – INTRODUCTION

PepsiCo, Inc. (the “Company”) established the PepsiCo Executive Income Deferral Program (the “Plan”) in 1972 to permit Eligible Executives to defer certain cash awards made under its executive compensation programs. Subsequently, the Plan has been amended and expanded from time to time.

This document is effective as of January 1, 2005 (the “Effective Date”). It sets forth the terms of the Plan that are applicable to deferrals that are subject to Section 409A, i.e., generally, deferred amounts that are earned or vested after December 31, 2004 (the “409A Program”). Other deferrals under the Plan shall be governed by a separate set of documents that set forth the pre-Section 409A terms of the Plan (the “Pre-409A Program”). Together, this document and the documents for the Pre-409A Program describe the terms of a single plan. However, amounts subject to the terms of this 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to be sufficient to permit the pre-409A Program to remain exempt from Section 409A.

With respect to deferrals covered by this document, this document specifies the group of executives of the Company and certain affiliated employers that are eligible to make deferrals, the procedures for electing to defer compensation and the Plan’s provisions for maintaining and paying out amounts that have been deferred.

The Plan is unfunded and unsecured. Amounts deferred by an executive are a liability and an obligation of that executive’s individual employer. With respect to his or her employer, the executive has the rights of a general creditor.

ARTICLE II – DEFINITIONS

When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.01 Account:

The account maintained for a Participant on the books of his or her Employer to determine, from time to time, the Participant’s interest under this Plan. The balance in such Account shall be determined by the Recordkeeper pursuant to any guidelines established by the Plan Administrator. Each Participant’s Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 4.01. In accordance with Section 5.05, some or all of a separate deferral may be held in a Risk of Forfeiture Subaccount. The Recordkeeper may also establish such additional Deferral Subaccounts as it deems necessary for the proper administration of the Plan. Except as provided in Section 5.05, the Recordkeeper may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.

2.02 Act:

The Securities Exchange Act of 1934, as amended.

2.03 Base Compensation:

An Eligible Executive’s adjusted base salary, as determined by the Plan Administrator and to the extent paid in U.S. dollars from an Employer’s U.S. payroll. Subject to the next sentence, for any applicable payroll period, an Eligible Executive’s adjusted base salary shall be determined after reductions for applicable tax withholdings, tax levies, garnishments, other legally required deductions, and Executive authorized deductions that are (i) for charitable contributions, or (ii) made under any Code Section 401(k) or Code Section 125 plans sponsored by the Executive’s Employer or the Company. Notwithstanding the preceding sentence, an Eligible Executive’s Base Compensation may be reduced by an item described in the preceding sentence only to the extent such reduction does not violate Section 409A.

2.04 Beneficiary:

The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death, provided such person or persons are living (or in existence, in the case of a trust) at the Participant’s death. To be effective, any Beneficiary designation must be in writing, signed by the Participant, and must meet such other standards (including any requirement for spousal consent) as the Plan Administrator or the Recordkeeper shall require from time to time. The Beneficiary designation must also be filed with the Recordkeeper (or the Plan Administrator for periods prior to June 3, 2002) prior to the Participant’s death. An incomplete Beneficiary designation, as determined by the Recordkeeper or Plan Administrator, shall be void and of no effect. If some but not all of the persons designated by a Participant to receive his or her Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares. If no designation is in effect at the time of a Participant’s death (as determined by the Plan Administrator) or if all persons designated as Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be his or her estate. In determining whether a Beneficiary designation that relates to the Plan is in effect, unrevoked designations that were received prior to the Effective Date of the 409A Program shall be considered. A Beneficiary designation of an individual by name remains in effect regardless of any change in the designated individual’s relationship to the Participant. Solely for periods prior to June 3, 2002, a Beneficiary designation solely by relationship (for example, a designation of “spouse,” that does not give the name of the spouse) shall designate whoever is the person in that relationship to the Participant at his or her death. However, any Beneficiary designation submitted to the Recordkeeper from and after June 3, 2002 that only specifies a Beneficiary by relationship shall not be considered an effective Beneficiary designation and shall be void and of no effect. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.

2.05 Bonus Compensation:

An Eligible Executive’s adjusted annual incentive award under his or her Employer’s annual incentive plan or the Executive Incentive Compensation Plan, as determined and adjusted by the Plan Administrator and to the extent paid in U.S. dollars from an Employer’s U.S. payroll. Subject to the next sentence, an Eligible Executive’s annual incentive awards shall be adjusted to reduce them for applicable tax withholdings, tax levies, garnishments, other legally required deductions, and Executive authorized deductions that are (i) for charitable contributions, or (ii) made under any Code Section 401(k) or Code Section 125 plans sponsored by the Executive’s Employer or the Company. Notwithstanding the preceding sentence, (a) an Eligible Executive’s Bonus Compensation may be reduced by an item described in the preceding sentence only to the extent such reduction does not violate Section 409A, and (b) an Eligible Executive’s premium bonuses (a term that will have its normal meaning under the compensation practices of the Employer) shall not be included in the definition of Bonus Compensation and shall not be eligible for deferral hereunder.

2.06 Code:

The Internal Revenue Code of 1986, as amended from time to time.

2.07 Company:

PepsiCo, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.

2.08 Deferral Subaccount:

A subaccount of a Participant’s Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Base Compensation and Bonus Compensation, and earnings or losses credited to such subaccount in accordance with Section 5.01(b).

2.09 Disability:

A Participant shall be considered to suffer from a Disability or be Disabled hereunder if – (i) the Participant is considered to be “disabled” under the PepsiCo Long Term Disability Plan, and (ii) the Participant’s disability meets the duration requirements to qualify for a distribution on account of Disability in accordance with Section 6.06(a).

2.10 Distribution Valuation Date:

Each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued for purposes of a distribution from a Participant’s Account. The current Distribution Valuation Dates are January 1, April 1, July 1 and October 1. Any current Distribution Valuation Date may be changed by the Plan Administrator, provided that such change does not result in a change in when deferrals are paid out that is impermissible under Section 409A. Values are determined as of the close of a Distribution Valuation Date or, if such date is not a business day, as of the close of the following business day.

2.11 Election Form:

The form prescribed by the Plan Administrator on which a Participant specifies the amount of his or her Base Compensation and Bonus Compensation to be deferred and the timing and form of his or her deferral payout, pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly contemplated that the Plan Administrator may make available for use such technologies, including voice response systems and electronic forms, as it deems appropriate from time to time.

2.12 Eligible Executive:

The term, Eligible Executive, shall have the meaning given to it in Section 3.01(c).

2.13 Employer:

The Company, and each division, subsidiary or affiliate of the Company (if any) that are currently designated as an Employer by the Plan Administrator. An entity shall be an Employer hereunder only for the period that it is (i) so designated by the Plan Administrator, and (ii) a member of the PepsiCo Organization.

2.14 ERISA:

Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.15 Executive:

Any person in a salaried classification of an Employer who (i) is receiving remuneration for personal services rendered in the employment of the Employer, and (ii) is paid in U.S. dollars from the Employer’s U.S. payroll. Notwithstanding the foregoing sentence, any person meeting the requirements of the foregoing sentence who is working outside the U.S. shall not be included as an Executive hereunder, if applicable local law of the country in which the person is working (e.g., local law relating to the payment of compensation) does not permit the person to defer the receipt of compensation that is eligible for deferral hereunder.

2.16 409A Program:

The program described in this document. The term “409A Program” is used to identify the portion of the Plan that is subject to Section 409A.

2.17 Key Employee:

The individuals identified in accordance with principles set forth in Subsection (a), as modified by the following provisions of this Section.

(a) In General. Any Eligible Executive or former Eligible Executive who at any time during the applicable year is –

(1) An officer of an Employer having annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(1));

(2) A 5-percent owner of an Employer; or

(3) A 1-percent owner of an Employer having annual compensation of more than $150,000.

For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation (or, if lesser, the greater of 3 employees or 10 percent of the employees) shall be treated as officers. For purposes of this Section, annual compensation means compensation as defined in Code Section 415(c)(3). The Plan Administrator shall determine who is a Key Employee in accordance with Code Section 416(i) and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith (including the provisions of Code Section 416(i)(3) that treat self employed individuals as employees for purposes of this definition); provided, that Code Section 416(i)(5) shall not apply in making such determination, and provided further that the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.

(b) Operating Rules for 2005. To ensure that the Company does not fail to identify any Key Employees based on the provisions of Subsection (a), in the case of Separation from Service distributions during the 2005 Plan Year, the Company shall treat as Key Employees all Eligible Executives (and former Eligible Executives) that are classified (or grandfathered) for any portion of the 2005 Plan Year as Band IV and above.

(c) Operating Rules for 2006 and Later. To ensure that the Company does not fail to identify any Key Employees based on the provisions of Subsection (a), in the case of Separation from Service distributions from and after January 1, 2006, the Company shall treat as Key Employees for the Plan Year of their Separation from Service those individuals who meet the provisions of Paragraph (1) or (2) below (or both).

(1) The Company shall treat as Key Employees all Eligible Executives (and former Eligible Executives) that are classified (or grandfathered) for any portion of the Plan Year of their Separation from Service as Band IV and above; and

(2) The Company shall treat as a Key Employee any Eligible Executive who would be a Key Employee as of his or her Separation from Service date based on the standards in this Paragraph (2). For purposes of this Paragraph (2), the Company shall determine Key Employees under Subsection (a)(1) and (3) above based on compensation (as defined in Code Section 415(c)(3)) that is taken into account as follows –

(i) If the determination is in connection with a Separation from Service in the first calendar quarter of a Plan Year, the determination shall be made using compensation earned in the calendar year that is two years prior to the current calendar year (e.g., for a determination made in the first quarter of 2006, compensation earned in the 2004 calendar year shall be used); and

(ii) If the determination is in connection with a Separation from Service in the second, third or fourth calendar quarter of a Plan Year, the determination shall be made using the compensation earned in the prior calendar year (e.g., for a determination made in the second quarter of 2006, compensation earned in the 2005 calendar year shall be used).

In addition, a Participant shall be considered an officer for purposes of Subsection (a)(1), a 5-percent owner for purposes of Subsection (a)(2) or a 1-percent owner for purposes of Subsection (a)(3) with respect to a Separation from Service distribution, if the Participant was an officer, a 5-percent owner or a 1-percent owner at some point during the calendar year that applies, in accordance with Subparagraphs (i) and (ii) above, in determining the Participant’s compensation for purposes of that Separation from Service.

2.18 NAV:

The net asset value of a phantom unit in one of the phantom funds offered for investment under the Plan, determined as of any date in the same manner as applies on that date under the actual fund that is the basis of the phantom fund offered by the Plan.

2.19 Participant:

Any Executive who is qualified to participate in this Plan in accordance with Section 3.01 and who has an Account. An active Participant is one who is currently deferring under Section 4.01.

2.20 PepsiCo Organization:

The controlled group of organizations of which the Company is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the PepsiCo Organization only during the period it is one of the group of organizations described in the preceding sentence.

2.21 Performance Period:

The 52/53 week fiscal year of the Employer for which Bonus Compensation is calculated and determined. A Performance Period shall be deemed to relate to the Plan Year in which the Performance Period ends.

2.22 Plan:

The PepsiCo Executive Income Deferral Program, the plan set forth herein and in the Pre-409A Program documents, as it may be amended and restated from time to time (subject to the limitations on amendment that are applicable hereunder and under the Pre-409A Program).

2.23 Plan Administrator:

The Compensation Committee of the Board of Directors of the Company (Compensation Committee) or its delegate or delegates, which shall have the authority to administer the Plan as provided in Article VII. As of the Effective Date, the Company’s Senior Vice President, Compensation and Benefits is delegated the responsibility for the operational administration of the Plan. In turn, the Senior Vice President, Compensation and Benefits has the authority to re-delegate operational responsibilities to other persons or parties. As of the Effective Date, the Senior Vice President, Compensation and Benefits has re-delegated certain operational responsibilities to the Recordkeeper. However, references in this document to the Plan Administrator shall be understood as referring to the Compensation Committee, the Senior Vice President, Compensation and Benefits and those delegated by the Senior Vice President, Compensation and Benefits other than the Recordkeeper. All delegations made under the authority granted by this Section are subject to Section 7.06.

2.24 Plan Year:

The 12-consecutive month period beginning on January 1 and ending on December 31.

2.25 Pre-409A Program:

The portion of the Plan that governs deferrals that are not subject to Section 409A. The terms of the Pre-409A Program are set forth in a separate set of documents.

2.26 Prohibited Misconduct:

Any of the following activities engaged in, directly or indirectly, by a Participant shall constitute Prohibited Misconduct –

(a) The Participant accepting any employment, assignment, position or responsibility, or acquiring any ownership interest, which involves the Participant’s participation in a business entity that markets, sells, distributes or produces “Covered Products” (as defined below), unless such business entity makes retail sales or consumes Covered Products without in any way competing with the PepsiCo Organization.

(b) The Participant, directly or indirectly (including through someone else acting on the Participant’s recommendation, suggestion, identification or advice), soliciting any PepsiCo Organization employee to leave the PepsiCo Organization’s employment or to accept any position with any other entity.

(c) The Participant using or disclosing to anyone any confidential information regarding the PepsiCo Organization other than as necessary in his or her position with the PepsiCo Organization. Such confidential information shall include all non-public information the Participant acquired as a result of his or her positions with the PepsiCo

Organization which might be of any value to a competitor of the PepsiCo Organization, or which might cause any economic loss or substantial embarrassment to the PepsiCo Organization or its customers, bottlers, distributors or suppliers if used or disclosed. Examples of such confidential information include non-public information about the PepsiCo Organization’s customers, suppliers, distributors and potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; its financial data; and its plans and strategies.

(d) The Participant engaging in any acts that are considered to be contrary to the PepsiCo Organization’s best interests, including violating the Company’s Code of Conduct, engaging in unlawful trading in the securities of the Company or of any other company based on information gained as a result of his or her employment with the PepsiCo Organization, or engaging in any other activity which constitutes gross misconduct.

(e) The Participant engaging in any activity that constitutes fraud.

For purposes of this Section, Covered Products shall mean any produce that falls into one or more of the following categories, so long as the PepsiCo Organization is producing, marketing, selling or licensing such product anywhere in the world – beverages, including carbonated soft drinks, tea, water, juice drinks, sports drinks and coffee drinks; juices; snacks, including salty snacks, sweet snacks and cookies; or any product or service that the Participant had reason to know was under development by the PepsiCo Organization during the Participant’s employment with the PepsiCo Organization.

2.27 Recordkeeper:

For any designated period of time, the party that is delegated the responsibility, pursuant to the authority granted in the definition of Plan Administrator, to maintain the records of Participant Accounts, process Participant transactions and perform other duties in accordance with any procedures and rules established by the Plan Administrator.

2.28 Retirement:

Separation from Service after attaining eligibility for retirement. A Participant attains eligibility for retirement when he or she attains (whichever of the following occurs earliest) while employed by a member of the PepsiCo Organization:

(a) At least age 55 with 10 or more years of service,

(b) At least age 65 with 5 or more years of service, or

(c) If permissible under Section 409A, such other eligibility requirement for special early retirement under the PepsiCo Salaried Employees Retirement Plan or the PepsiCo Pension Equalization Plan as may apply to the Participant.

For purposes of this Section, a Participant’s years of service is determined by reference to the definition of “years of service” for purposes of vesting under the PepsiCo Salaried Employees Retirement Plan (with such definition being applicable whether or not the Participant is actually eligible for the PepsiCo Salaried Employees Retirement Plan).

2.29 Risk of Forfeiture Subaccount:

The Deferral Subaccount provided for by Section 5.05 to contain the portion of each separate deferral that is subject to forfeiture.

2.30 Second Look Election:

The term, Second Look Election, shall have the meaning given to it in Section 4.05.

2.31 Section 409A:

Section 409A of the Code and the applicable regulations and other guidance of general applicability that is issued thereunder.

2.32 Separation from Service:

A Participant’s separation from service with the PepsiCo Organization, within the meaning of Section 409A(a)(2)(A)(i). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning. Notwithstanding the preceding sentence, a Participant’s transfer to the Pepsi Bottling Group, Inc. or Pepsi Americas, Inc. shall not be a Separation from Service, if Section 409A expressly provides that a transfer to a pre-designated affiliate is not a Separation from Service.

2.33 Specific Payment Date:

A specific date selected by an Eligible Executive that triggers a lump sum payment of a deferral or the start of installment payments for a deferral, as provided in Section 4.03. The Specific Payment Dates that are available to be selected by Eligible Executives shall be determined by the Plan Administrator, and the currently available Specific Payment Dates shall be reflected on the Election Forms that are made available from time to time by the Plan Administrator. In the event that an Election Form only provides for selecting a month and a year as the Specific Payment Date, the first day of the month that is selected shall be the Specific Payment Date.

2.34 Unforeseeable Emergency:

A severe financial hardship to the Participant resulting from –

(a) An illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code Section 152(a)) of the Participant;

(b) Loss of the Participant’s property due to casualty; or

(c) Any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The Recordkeeper shall determine the occurrence of an Unforeseeable Emergency in accordance with Section 409A(a)(2)(B)(ii) and any guidelines established by the Plan Administrator.

2.35 Valuation Date:

Each business day, as determined by the Recordkeeper, as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed.

ARTICLE III – ELIGIBILITY AND PARTICIPATION

3.01 Eligibility to Participate:

(a) In General.

(1) Subject to the special rules for 2005 in Subsection (b), an Executive shall be eligible to defer compensation under the Plan 30 days after (i) being hired by an Employer as an Executive classified as Band II or above (and while he or she remains so classified or grandfathered) or (ii) being promoted by an Employer from below Band II into a Band II or above position (and while he or she remains so classified or grandfathered).

(2) Notwithstanding Paragraph (1) above, from time to time the Plan Administrator may modify, limit or expand the class of Executives eligible to defer hereunder, pursuant to criteria for eligibility that need not be uniform among all or any group of Executives.

(b) Special Rules for 2005. The following special rules shall apply to Executives during 2005 –

(1) If an Executive was an eligible executive under the Pre-409A Program immediately prior to January 1, 2005, the Executive shall be eligible to defer 2005 Base Compensation beginning January 1, 2005 (subject to the election requirements of Section 4.02(a)).

(2) If an Executive is hired into a Band II or above position or promoted from below Band II into a Band II or above position from and after January 1, 2005 and by May 31, 2005, the Executive shall become eligible to defer 2005 Base Compensation under Sections 4.01 and 4.02(b) beginning June 1, 2005.

(3) If an Executive is hired into a Band II or above position or promoted from below Band II into a Band II or above position from and after June 1, 2005 and before October 1, 2005, the Executive shall become eligible to defer 2005 Base Compensation under Sections 4.01 and 4.02(b) 30 days after hire or promotion.

(4) If an Executive is hired into a Band II or above position or promoted from below Band II into a Band II or above position from and after October 1, 2005, the Executive shall not be eligible to defer 2005 Base Compensation.

(5) If an Executive is hired into a Band II or above position after January 1, 2005, the Executive shall not be eligible to defer any portion of 2005 Bonus Compensation. If an Executive becomes an Eligible Executive during 2005 as a result of a promotion from below Band II into a Band II or above position, such

Eligible Executive shall not be eligible to defer 2005 Bonus Compensation, unless he or she meets the rules under Section 4.01(b)(2) and 4.02(b) and he or she was a bonus-eligible Executive for the entire Performance Period for which the 2005 Bonus Compensation is paid.

(c) During the period an individual satisfies all of the eligibility requirements of this Section, he or she shall be referred to as an Eligible Executive.

(d) Each Eligible Executive becomes an active Participant on the date an amount is first withheld from his or her compensation pursuant to an Election Form submitted by the Executive to the Recordkeeper (or, if authorized, the Plan Administrator) under Section 4.01.

3.02 Termination of Eligibility to Defer:

(a) General. Subject to Subsections (b) and (c) below, an individual’s eligibility to participate actively by making deferrals (or a deferral election) under Article IV shall cease upon the “Election Termination Date” (as defined below) occurring after the earliest of:

(1) The date he or she ceases to be an Executive who is described in Section 3.01(a)(1) and Section 3.01(b) above (unless a less restrictive eligibility standard has been adopted in accordance with Section 3.01(a)(2), in which case only Paragraph (2) below shall apply);

(2) The date the Executive ceases to be eligible under criteria described in Section 3.01(a)(2) above; or

(3) The date that the Executive ceases to actively perform services for his or her Employer.

For purposes of Paragraph (3) above, an Executive who is receiving disability benefits from the PepsiCo Short-Term Disability Plan (or other short-term disability plan of his or her Employer) shall be deemed to be actively performing services for the period he or she is receiving such disability benefits (referred to later in this Section as a “Period of STD Leave”). For purposes of this Section 3.02(a), an individual’s Election Termination Date shall be a date as soon as administratively practicable following the cessation of the individual’s eligibility (or such other date as may be determined in accordance with rules of the Plan Administrator).

(b) Termination of Deferral Eligibility in Cases of Severance. Notwithstanding Subsection (a) above, an Executive’s eligibility to make deferrals and deferral elections under Article IV shall terminate on the date that he or she begins a period of severance. However, if an Eligible Executive made a valid deferral election prior to the beginning of his or her period of severance pursuant to the rules in Article IV, such valid election to defer shall apply to Base Compensation and Bonus Compensation to be paid during the Eligible Executive’s period of severance.

(c) Eligibility to Defer in Cases of a Leave of Absence: Notwithstanding Subsection (a) above, this Subsection (c) shall apply to Executives who begin and end a “Leave of Absence” (as determined by the Plan Administrator for this purpose) other than a Period of STD Leave.

(1) Termination of Eligibility to Defer. An Executive’s eligibility to make deferrals and deferral elections under Article IV shall terminate on the date that he or she begins a Leave of Absence. However, if an Eligible Executive made a valid deferral election prior to the beginning of his or her Leave of Absence pursuant to the rules in Article IV, such valid election to defer shall apply to any Base Compensation and Bonus Compensation to be paid during the period of his or her Leave of Absence.

(2) Eligibility to Defer Upon a Return from a Leave of Absence. Subject to the next sentence, if an Eligible Executive returns from a Leave of Absence and begins to actively perform services for an Employer, such Eligible Executive shall not be eligible to defer Base Compensation or Bonus Compensation for the Plan Year that he or she returns from a Leave of Absence. However, if the Eligible Executive returns from a Leave of Absence and he or she made a valid deferral election for the Plan Year of his or her return prior to beginning the Leave of Absence, such valid deferral election will apply to any Base Compensation and Bonus Compensation to be paid for the remainder of such Plan Year.

3.03 Termination of Participation:

An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his or her Account is fully paid out.

ARTICLE IV – DEFERRAL OF COMPENSATION

4.01 Deferral Election:

(a) Deferrals of Base Compensation. Each Eligible Executive may make an election to defer under the Plan any whole percentage (up to 100%) of his or her Base Compensation in the manner described in Section 4.02. A newly Eligible Executive may only defer the portion of his or her eligible Base Compensation that is earned for services performed after the date of his or her election. Subject to the foregoing sentence, any Base Compensation deferred by an Eligible Executive for a Plan Year shall will be deducted each pay period during the Plan Year for which he or she has Base Compensation and is an Eligible Executive.

(b) Deferrals of Bonus Compensation.

(1) General Rules. Each Eligible Executive may make an election to defer under the Plan any whole percentage (up to 100%) of his or her Bonus Compensation in the manner described in Section 4.02. An Eligible Executive that is hired during a Plan Year may not defer any portion of his or her Bonus Compensation earned for the Performance Period relating to the Plan Year in which he or she is hired. The percentage of Bonus Compensation deferred by an Eligible Executive for a Plan Year will be deducted from his or her payment under the applicable compensation program at the time it would otherwise be paid, provided he or she satisfies all conditions for payment that would apply in the absence of a deferral. In addition, for the Plan Year in which the Participant incurs a Separation from Service, the Participant shall be eligible to defer Bonus Compensation paid for the Performance Period that relates to the Plan Year in which the Participant incurred the Separation from Service, if the Participant makes a valid and irrevocable deferral election prior to his or her Separation from Service.

(2) Special Rules for Promoted Eligible Executives. An Eligible Executive that becomes an Eligible Executive during a Plan Year as a result of a promotion from below Band II into a position that is in Band II or above shall only be eligible to defer Bonus Compensation earned for the Performance Period relating to the Plan Year in which he or she is promoted, if the Eligible Executive (i) is a bonus-eligible Executive for all of such Plan Year and (ii) is promoted by May 15th of the Plan Year in which the promotion occurs. If a promoted Eligible Executive does not satisfy the requirements of the previous sentence, he or she shall not be eligible to defer Bonus Compensation earned for the Performance Period relating to the Plan Year in which he or she is promoted.

(3) Performance Criteria. Notwithstanding Subsections (b)(1) and (b)(2) above, an Eligible Executive shall not be eligible to defer Bonus Compensation for a Plan Year unless the Bonus Compensation is contingent on the satisfaction of organizational or individual performance criteria for the Performance Period that relates to the Plan Year and unless such criteria have been established in writing by not later than 90 days after the beginning of the applicable Performance Period.

(c) Election Form Rules. To be effective in deferring Base or Bonus Compensation, an Eligible Executive’s Election Form must set forth the percentage of Base/Bonus Compensation (whichever applies) to be deferred, the deferral period under Section 4.03, the form of payment under Section 4.04, and any other information that may be required by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.02. It is contemplated that an Eligible Executive will specify the investment choice under Section 5.02 (in multiples of 1%) for the Eligible Executive’s deferral. However, this is not a condition for making an effective election.

4.02 Time and Manner of Deferral Election:

(a) Deferrals of Base Compensation. Ordinarily an Eligible Executive must make a deferral election for a Plan Year with respect to Base Compensation no later than December 31 of the year prior to the Plan Year in which the Base Compensation would otherwise be paid (although the Plan Administrator may adopt policies that encourage earlier submission of election forms). If December 31 is not a business day, the deadline shall be the preceding day that is a business day. However, an individual who newly becomes an Eligible Executive will have 30 days from the date the individual becomes an Eligible Executive to make a deferral election with respect to Base Compensation that is earned for services performed after the election is received (the 30-Day Election Period). The 30-Day Election Period may be used to make an election for Base Compensation that otherwise would be paid in the Plan Year in which the individual becomes an Eligible Executive. In addition, the 30-Day Election Period may be used to make an election for Base Compensation that would otherwise be paid in the next Plan Year (i.e., the Plan Year following when the individual becomes an Eligible Executive), if the individual becomes an Eligible Executive not later than December 31 of a Plan Year. Thus, if a Base Compensation deferral election for a Plan Year is made in reliance on the 30-day rule, then the Plan Administrator shall apply the restriction that the election may only apply to Base Compensation earned for services performed after the date the election is received.

(b) Deferrals of Bonus Compensation. An Eligible Executive must make a deferral election with respect to his or her Bonus Compensation at least six months prior to the end of the Performance Period for which the applicable Bonus Compensation is paid, and this election will be the Eligible Executive’s bonus deferral election for the Plan Year to which the Performance Period relates. This applies to both continuing Eligible Executives and individuals who newly become Eligible Executives. Accordingly, if an individual becomes an Eligible Executive during a Plan Year as a result of a promotion and is eligible to defer Bonus Compensation under Section 4.01(b) for such Plan Year, such Eligible Executive must make a deferral election for Bonus Compensation that is earned for the Performance Period that relates to the Plan Year in which he or she is promoted at least six months prior to the end of the applicable Performance Period.

(c) General Provisions. A separate deferral election under (a) or (b) above must be made by an Eligible Executive for each category of a Plan Year’s compensation that is eligible for deferral. If a properly completed and executed Election Form is not actually received by the Recordkeeper (or, if authorized, the Plan Administrator) by the prescribed time in (a) and (b) above, the Eligible Executive will be deemed to have elected not to defer any Base Compensation or Bonus Compensation, as the case may be, for the applicable Plan Year. An election is irrevocable once received and determined by the Plan Administrator to be properly completed. Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted during a Plan Year.

(d) Beneficiaries. A Participant may designate on the Election Form (or in some other manner authorized by the Plan Administrator) one or more Beneficiaries to receive payment, in the event of his or her death, of the amounts credited to his or her Account. If more than one Beneficiary is specified and the Participant fails to indicate the respective percentage applicable to two or more Beneficiaries, then each Beneficiary for whom a percentage is not designated will be entitled to an equal share of the portion of the Account (if any) for which percentages have not been designated. At any time, a Participant may change a Beneficiary designation for his or her Account in a writing that is signed by the Participant and filed with the Recordkeeper prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time.

4.03 Period of Deferral:

An Eligible Executive making a deferral election shall specify a deferral period on his or her Election Form by designating either a Specific Payment Date or the date he or she incurs a Separation from Service. In no event shall an Eligible Executive’s deferral period end later than his or her 80th birthday, regardless of whether the Participant chose a single lump sum or installments as the form of payment. Notwithstanding an Eligible Executive’s actual election of a Specific Payment Date, an Eligible Executive shall be deemed to have elected a period of deferral of not less than:

(a) For Base Compensation, at least until six months after the end of the Plan Year during which the Base Compensation would have been paid absent the deferral; and

(b) For Bonus Compensation, at least one year after the date the Bonus Compensation would have been paid absent the deferral.

In the case of a deferral to a Specific Payment Date, if an Eligible Executive’s Election Form either fails to specify a period of deferral or specifies a period less than the applicable minimum, the Eligible Executive shall be deemed to have selected a Specific Payment Date equal to the minimum period of deferral as provided in Subsections (a) and (b) above.

4.04 Form of Deferral Payout:

An Eligible Executive making a deferral election shall specify a form of payment on his or her Election Form by designating either a lump sum payment or installment payments to be paid over a period of no more than 20 years, and not later than the Executive’s 80th birthday. Any election for installment payments shall also specify (a) the frequency for which installment payments shall be paid, which shall be quarterly, semi-annually and annually and (b) whether the installment payments shall be paid in a fixed dollar amount or a fixed number of years. If an Eligible Executive elects installments for a period extending beyond the Eligible Executive’s 80th birthday, such election shall be treated as an election for installments over a period of whole and partial years that ends on the Eligible Executive’s 80th birthday.

4.05 Second Look Election:

(a) In General. Subject to Subsection (b) below, a Participant who has made a valid initial deferral in accordance with the foregoing provisions of this Article may subsequently make another one-time election regarding the time and/or form of payment of his or her deferral. This opportunity to modify the Participant’s initial election is referred to as a “Second Look Election.”

(b) Requirements for Second Look Elections. A Second Look Election must comply with all of the following requirements:

(1) If a Participant’s initial election specified payment based on a Specific Payment Date, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s original Specific Payment Date. In addition, in this case the Participant’s Second Look Election must delay the payment of the Participant’s deferral to a new Specific Payment Date that is at least 5 years after the original Specific Payment Date.

(2) If a Participant’s initial election specified payment based on the Participant’s Separation from Service, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s Separation from Service. In addition, in this case the Participant’s Second Look Election must delay the payment of the Participant’s deferral to a new Specific Payment Date that turns out to be at least 5 years after the Participant’s Separation from Service. If the Specific Payment Date selected in a Second Look Election turns out to be less than 5 years after the Participant’s Separation from Service, the Second Look Election is void.

(3) A Separation from Service may not be specified as the payout date resulting from a Second Look Election.

(4) A Participant may make only one Second Look Election for each individual deferral, and all Second Look Elections must comply with all of the requirements of this Section 4.05.

(5) A Participant who changes the form of his or her payment election from lump sum to installments will be subject to the provisions of the Plan regarding installment payment elections in Section 4.04, and such installment payments must begin no earlier than 5 years after when the lump sum payment would have been paid based upon the Participant’s initial election. Accordingly, a Participant may not make a Second Look Election if the election would provide for installment payments to be made after the Participant’s 80th birthday.

(6) If a Participant’s initial election specified payment in the form of installments and the Participant wants to elect installment payments over a greater or lesser number of years or wants to elect a different frequency of installment payments (e.g., change from annual installments to quarterly installments), the election will be subject to the provisions of the Plan regarding installment payment elections in Section 4.04, and the first payment date of the new installment payment schedule must be no earlier than 5 years after the first payment date that applied under the Participant’s initial installment election. Accordingly, a Participant may not make a Second Look Election if the election would provide for installment payments to be made after the Participant’s 80th birthday.

(7) If a Participant’s initial election specified payment in the form of installments and the Participant wants to elect instead payment in a lump sum, the earliest payment date of the lump sum must be no earlier than 5 years after the first payment date that applied under the Participant’s initial installment election.

(8) For purposes of this Section, all of a Participant’s installment payments related to a specific deferral election shall be treated as a single payment.

A Second Look Election will be void and payment will be made based on the Participant’s original election under Sections 4.03 and 4.04 if all of the provisions of the foregoing Paragraphs of this Subsection are not satisfied in full. However, if a Participant’s Second Look Election becomes effective in accordance with the provisions of this Subsection, the Participant’s original election shall be superseded (including any Specific Payment Date specified therein), and this original election shall not be taken into account with respect to the deferral that is subject to the Second Look Election.

(c) Plan Administrator’s Role. Each Participant has the sole responsibility to elect a Second Look Election by contacting the Recordkeeper (or, if authorized, the Plan Administrator) and to comply with the requirements of this Section. The Plan Administrator or the Recordkeeper may provide a notice of a Second Look Election opportunity to some or all Participants, but the Recordkeeper and Plan Administrator is under no obligation to provide such notice (or to provide it to all Participants, in the event a notice is provided only to some Participants). The Recordkeeper and the Plan Administrator have no discretion to waive or otherwise modify any requirement for a Second Look Election set forth in this Section or in Section 409A.

ARTICLE V – INTERESTS OF PARTICIPANTS

5.01 Accounting for Participants’ Interests:

(a) Deferral Subaccounts. Each Participant shall have at least one separate Deferral Subaccount for each separate deferral of Base Compensation or Bonus Compensation made by the Participant under this Plan. A Participant’s deferral shall be credited to his or her Account as soon as practicable following the date the compensation would be paid in the absence of a deferral. A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals (and his or her Employer’s liability therefor). No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

(b) Account Earnings or Losses. As of each Valuation Date, a Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to his or her Account had actually been invested as directed by the Participant in accordance with this Article (as modified by Section 5.05, if applicable). The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of his or her Employer’s liability to make deferred payments to or on behalf of the Participant.

5.02 Investment Options:

(a) General. Each of a Participant’s Deferral Subaccounts shall be invested on a phantom basis in any combination of phantom investment options specified by the Participant (or following the Participant’s death, by his or her Beneficiary) from those offered by the Plan Administrator for this purpose from time to time. The Plan Administrator may discontinue any phantom investment option with respect to some or all Accounts, and it may provide rules for transferring a Participant’s phantom investment from the discontinued option to a specified replacement option (unless the Participant selects another replacement option in accordance with such requirements as the Plan Administrator may apply).

(b) Phantom Investment Options. The basic phantom investment options offered under the Plan are as follows:

(1) Phantom PepsiCo Common Stock Fund. Participant Accounts invested in this phantom option are adjusted to reflect an investment in the PepsiCo Common Stock Fund, which is offered under the PepsiCo 401(k) Plan for Salaried Employees. An amount deferred or transferred into this option is converted to phantom units in the PepsiCo Common Stock Fund by dividing such amount by the NAV of the fund on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. A Participant’s interest in the Phantom

PepsiCo Common Stock Fund is valued as of a Valuation Date (or a Distribution Valuation Date) by multiplying the number of phantom units credited to the Participant’s Account on such date by the NAV of a unit in the PepsiCo Common Stock Fund on such date. If shares of PepsiCo Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of phantom units credited to an Account or subaccount as the Plan Administrator may determine to be necessary or appropriate. In no event will shares of PepsiCo Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of PepsiCo Common Stock on account of an interest in this phantom option.

(2) Phantom Prime Rate Fund. Participant Accounts invested in this phantom option accrue a return based upon the prime rate of interest as reported from time to time by The Wall Street Journal (or another source designated by the Plan Administrator from time to time). Returns accrue for each month based on the prime rate in effect on the first business day of each month and are compounded annually. An amount deferred or transferred into this option is credited with the applicable rate of return beginning with the date as of which the amount is treated as invested in this option by the Plan Administrator.

(3) Other Funds. From time to time, the Plan Administrator shall designate which (if any) other investment options shall be available as phantom investment options under this Plan. These phantom investment options shall be described in materials provided to Participants from time to time. Any of these phantom investment options shall be administered under procedures implemented from time to time by the Plan Administrator. Unless otherwise specified in these materials or procedures, in the case of any such phantom investment option that is based on a unitized fund, an amount deferred or transferred into such option is converted to phantom units in the applicable fund of equivalent value by dividing such amount by the NAV of a unit in such fund on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. Thereafter, a Participant’s interest in each such phantom option is valued as of a Valuation Date (or a Distribution Valuation Date) by multiplying the number of phantom units credited to his or her Account on such date by the NAV of a unit in such fund on such date.

5.03 Method of Allocation:

With respect to any deferral election by a Participant, the Participant may use his or her Election Form to allocate the deferral in 1 percent increments among the phantom investment options then offered by the Plan Administrator. Thereafter, a Participant may reallocate previously deferred amounts in a Deferral Subaccount by properly completing and submitting a fund transfer form provided by the Plan Administrator or Recordkeeper and specifying, in 1 percent increments, the reallocation of his or her Deferral Subaccount among the phantom investment options then offered by the Plan Administrator for this purpose. If an Election Form related to an original deferral election specifies phantom investment options for less than 100% of the Participant’s deferral, the Recordkeeper shall allocate the Participant’s deferrals to the Phantom Prime Rate Fund to the extent necessary to provide for investment of 100% of the Participant’s deferral. If an Election Form related to an original deferral election specifies phantom investment options for more than 100% of the Participant’s deferral, the Recordkeeper shall prorate all of the Participant’s investment allocations to the extent necessary to reduce (after rounding to whole percents) the Participant’s aggregate investment percentages to 100%. If a fund transfer form provides for investing less than or more than 100% of the Participant’s Account, it will be void and disregarded. Any transfer form that is not void under the preceding sentence shall be effective as of the Valuation Date next occurring after its receipt by the Recordkeeper, but the Plan Administrator or Recordkeeper may also specify a minimum number of days in advance of which such transfer form must be received in order for the form to become effective as of such next Valuation Date. Notwithstanding the preceding provisions of this Section, the Plan Administrator may at any time alter the effective date of any allocation pursuant to Section 7.03(j) (relating to safeguards against insider trading). If more than one transfer form is received on a timely basis for a Deferral Subaccount, the transfer form that the Plan Administrator or Recordkeeper determines to be the most recent shall be followed. In the case of a Participant who is determined by the Plan Administrator to be subject to Section 16 of the Act, the reallocation of any Subaccount of the Participant will be delayed to the extent the Plan Administrator determines it is necessary to satisfy Rule 16b-3(f) promulgated under the Act. The preceding sentence shall apply notwithstanding any provision of the Plan to the contrary except Section 7.07 (relating to compliance with Section 409A).

5.04 Vesting of a Participant’s Account:

Except as provided in Section 5.05, a Participant’s interest in the value of his or her Account shall at all times be 100 percent vested, which means that it will not forfeit as a result of his or her Separation from Service.

5.05 Risk of Forfeiture Subaccounts:

(a) In the case of compensation earned on or after the Effective Date, a Participant may no longer elect to defer Base Compensation or Bonus Compensation to a Risk of Forfeiture Subaccount. However, if a Participant had, as of December 31, 2004, a deferred compensation subaccount maintained under a forfeiture agreement (as defined below), and the Participant has not yet attained eligibility for Retirement or terminated as of December 31, 2004, then the amounts in such subaccount shall be held in a Risk of Forfeiture Subaccount under this 409A Program. (A “forfeiture agreement” is an agreement with any Employer, or one of their predecessors providing that the subaccount would be forfeited if the Participant terminated employment voluntarily or on account of misconduct prior to Retirement. “Misconduct” solely for purposes of this Section shall have the definition provided for this term in the forfeiture agreement or other written document applicable for this purpose as determined by the Plan Administrator.) A Participant who meets these requirements may continue to invest (his or her compensation that was earned prior to the Effective Date) in his or her Risk of Forfeiture Subaccount and this Subaccount will be maintained in accordance with the terms of this Section. However, such Participant shall not be eligible to transfer into or contribute to his or her Risk of Forfeiture Subaccount any compensation earned on or after the Effective Date. (The date when a Participant attains eligibility for Retirement is specified in the definition of “Retirement.”)

(b) A Risk of Forfeiture Subaccount will be terminated and forfeited in the event that the Participant has a Separation from Service that is voluntary or because of his or her misconduct prior to the earliest of:

(1) The end of the deferral period designated in his or her Election Form for such deferral (or if later, the end of such minimum period as may be required under Section 4.03);

(2) The date the Participant attains eligibility for Retirement; or

(3) The date indicated on his or her Election Form as the end of the risk of forfeiture condition (but not before completing the minimum risk of forfeiture period required by the Plan Administrator from time to time).

(c) A Risk of Forfeiture Subaccount shall become fully vested (and shall cease to be a Risk of Forfeiture Subaccount) when:

(1) The Participant reaches any of the dates in Subsection (b) above while still employed by the Company or one of its affiliates (as defined by the Plan Administrator for this purpose), or

(2) On the date the Participant terminates involuntarily from his or her Employer, including death and termination because of the Participant’s disability (whether or not this constitutes a Disability), provided that such termination is not for his or her misconduct.

(d) No amounts credited to a Risk of Forfeiture Subaccount may be transferred to a Subaccount of the Participant that is not a Risk of Forfeiture Subaccount. No amounts credited to a Subaccount of the Participant that is not a Risk of Forfeiture Subaccount may be transferred to a Risk of Forfeiture Subaccount.

(e) A Participant may reallocate his or her Risk of Forfeiture Subaccount to any of the phantom investment options under the Plan that are currently available for such direction or reallocation. During the period before a Risk of Forfeiture Subaccount ceases to be a Risk of Forfeiture Subaccount, the return under any such phantom investment option shall be supplemented as follows:

(1) In the case of the Phantom PepsiCo Common Stock Fund, the Participant’s interest in the Phantom PepsiCo Common Stock Fund shall be increased in value by 2% as of the end of the Plan Year. If the Participant’s Subaccount was not a Risk of Forfeiture Subaccount for the entire year (or if the Participant reallocated amounts to the Phantom PepsiCo Common Stock Fund after the beginning of the year), the above additional investment return for the year will be prorated down appropriately, as determined by the Plan Administrator.

(2) In the case of any other available phantom investment option for the Plan Year, the return on each such option shall be supplemented with an additional 2% annual return for the period that it is held within a Risk of Forfeiture Subaccount (but prorated for periods of such investment of less than a year).

(f) Any deferrals allocated to a Risk of Forfeiture Subaccount as of December 31, 2004, will be subject to the requirements of Section 409A.

5.06 Forfeiture of Earnings for Prohibited Misconduct:

Effective beginning with deferrals for Bonus Compensation for the 2006 Plan Year and deferrals for Base Compensation for the 2007 Plan Year, and notwithstanding any other provision of this Plan to the contrary, if the Plan Administrator determines that a Participant has engaged in Prohibited Misconduct, the Participant shall forfeit all current and future net earnings and gains that have been or will be credited to his or her Account under the provisions of Sections 5.01(b) and/or 6.08, and his or her Account balance shall be adjusted to reflect such forfeiture. Accordingly, a Participant who has engaged in Prohibited Misconduct shall only be eligible to receive a distribution of the lesser of: (a) the aggregate amount of his or her Base Compensation and Bonus Compensation deferrals under this Plan that relate to elections made for and after the 2006 Plan Year for Bonus Compensation and the 2007 Plan Year for Base Compensation (the “Affected Deferrals”), or (b) the net value of the Participant’s Affected Deferrals as of the date the Plan Administrator determines that the Participant has engaged in Prohibited Misconduct.

ARTICLE VI – DISTRIBUTIONS

6.01 General:

A Participant’s Deferral Subaccount(s) that are governed by the terms of this 409A Program shall be distributed as provided in this Article, subject in all cases to Section 7.03(j) (relating to safeguards against insider trading) and Section 7.06 (relating to compliance with Section 16 of the Act). All Deferral Subaccount balances (including those hypothetically invested in the Phantom PepsiCo Common Stock Fund) shall be distributed in cash. In no event shall any portion of a Participant’s Account be distributed earlier or later than is allowed under Section 409A.

The following general rules shall apply for purposes of interpreting the provisions of this Article VI.

(a) Section 6.02 (Distributions Based on a Specific Payment Date) applies when a Participant has elected to defer until a Specific Payment Date and the Specific Payment Date is reached before the Participant’s – (i) Separation from Service (other than for Retirement), (ii) Disability, or (iii) death. However, if such a Participant Separates from Service (other than for Retirement or death) prior to the Specific Payment Date (or prior to processing of the first installment or Second Look Election payment due in connection with the Specific Payment Date), Section 6.03 shall apply. If such a Participant dies prior to the Specific Payment Date, Section 6.04 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account. If such a Participant becomes Disabled prior to the Specific Payment Date, Section 6.06 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account.

(b) Section 6.03 (Distributions on Account of a Separation from Service) applies – (i) when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service (other than for Retirement or death), or (ii) when applicable under Subsection (a) above.

(c) Section 6.04 (Distributions on Account of Death) applies when the Participant dies. If a Participant is entitled to receive or is receiving a distribution under Section 6.02, 6.03 or 6.05 (see below) at the time of his death, Section 6.04 shall take precedence over those sections to the extent Section 6.04 would result in an earlier distribution of all or part of a Participant’s Account.

(d) Section 6.05 (Distributions on Account of Retirement) applies when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service on account of his or her Retirement. Subsections (c) and (e) of this Section provide for when Section 6.04 or 6.06 take precedence over Section 6.05.

(e) Section 6.06 (Distributions on Account of Disability) applies when the Participant becomes Disabled. If a Participant who becomes Disabled dies, Section 6.04 shall take precedence over Section 6.06 to the extent it would result in an earlier distribution of all or part of a Participant’s Account. If a Participant is entitled to receive or is receiving a distribution under Section 6.02, 6.03 or 6.05 at the time of his Disability, Section 6.06 shall take precedence over those sections to the extent Section 6.06 would result in an earlier distribution of all or part of a Participant’s Account.

(f) Section 6.07 (Distributions on Account of Unforeseeable Emergency) applies when the Participant incurs an Unforeseeable Emergency prior to when a Participant’s Account is distributed under Sections 6.02 through 6.06. In this case, the provisions of Section 6.07 shall take precedence over Sections 6.02 through 6.06 to the extent Section 6.07 would result in an earlier distribution of all or part of the Participant’s Account.

6.02 Distributions Based on a Specific Payment Date:

This Section shall apply to distributions that are to be made upon the occurrence of a Specific Payment Date. In the event a Participant’s Specific Payment Date for a Deferral Subaccount is reached before (i) the Participant’s Disability, (ii) the Participant’s Separation from Service (other than for Retirement), or (iii) the Participant’s death, such Deferral Subaccount shall be distributed based on the occurrence of such Specific Payment Date in accordance with the following terms and conditions:

(a) If a Participant’s Deferral Subaccount is to be paid in the form of a lump sum pursuant to Section 4.04 or 4.05, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that occurs on or immediately precedes the Participant’s Specific Payment Date, and the resulting amount shall be paid in a single lump sum as soon as administratively practicable after the Specific Payment Date.

(b) If a Participant’s Deferral Subaccount is to be paid in the form of installments pursuant to Section 4.04 or 4.05, whichever is applicable, the Participant’s first installment payment shall be paid as soon as administratively practicable following the Specific Payment Date. Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant, except as provided in Sections 6.04, 6.06 and 6.07 (relating to distributions upon death, Disability or Unforeseeable Emergency). The amount of each installment shall be determined under Section 6.08. Notwithstanding the preceding provisions of this Subsection, if before the date the first installment distribution is processed for payment the Participant Separates from Service (other than for Retirement) or the Participant would be entitled to a distribution in accordance with Section 6.04 or 6.06 (relating to distributions on account of death or Disability), the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Specific Payment Date shall instead be distributed in accordance with Section 6.03, 6.04 or 6.06 (relating to distributions on account of Separation from Service, death or Disability), whichever applies, but only to the extent it would result in an earlier distribution of the Participant’s Subaccounts in the case of Section 6.04 or Section 6.06.

6.03 Distributions on Account of a Separation from Service:

A Participant’s total Account shall be distributed upon the occurrence of a Participant’s Separation from Service (other than for Retirement, Disability or death) in accordance with the terms and conditions of this Section. When used in this Section, the phrase “Separation from Service” shall only refer to a Separation from Service that is not for Retirement, Disability or death.

(a) Subject to Subsections (c) and (d), for those Deferral Subaccounts that have a Specific Payment Date that is after the Participant’s Separation from Service, such Deferral Subaccounts shall be distributed in a single lump sum payment as soon as administratively practicable following the first day of the calendar quarter that follows the Participant’s Separation from Service.

(b) Subject to Subsections (c) and (d), if the Participant’s Separation from Service is on or after the Specific Payment Date applicable to a Participant’s Deferral Subaccount and the Participant has selected installment payments as the form of distribution for the Deferral Subaccount, then such Deferral Subaccount shall be distributed as follows:

(1) If the first installment payment has been processed prior to the Participant’s Separation from Service, then installment payments will continue (subject to acceleration under Sections 6.04, 6.06 and 6.07 relating to distributions on account of death, Disability and Unforeseeable Emergency) based upon the Participant’s installment payment election; and

(2) If the first installment payment has not yet been processed prior to the Participant’s Separation from Service, then the Participant’s installment payment election shall be void and the Participant shall be paid a single lump sum distribution for the Deferral Subaccount based upon the provisions of Subsection (a) above.

(c) If the Participant incurs a Separation from Service after making a valid Second Look Election (and before the first payment has been processed in accordance with such Second Look Election), each Deferral Subaccount to which the Second Look Election applies shall be distributed in a single lump sum payment as soon as administratively practicable following the latest of the following: (1) the first day of the calendar quarter beginning on or after the fifth anniversary of the payment date selected in the Participant’s original deferral election under Section 4.03, (2) the first day of the calendar quarter following the Separation from Service, or (3) the date applicable under Subsection (d). However, if the Plan Administrator determines that Section 409A would permit a lump sum payment to be made earlier than the date specified in clause (1) of the preceding sentence, then the preceding sentence shall be applied by substituting the earliest date permissible under Section 409A for the date in clause (1). If the Participant’s Separation from Service occurs on or after the date the first payment is processed, payment will be made in accordance with the Second Look Election (but subject to acceleration under Sections 6.04, 6.06 and 6.07 relating to distributions on account of death, Disability and Unforeseeable Emergency).

(d) If the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Account shall not be paid, as a result of the Participant’s Separation from Service, earlier than as soon as administratively practicable following the first day of the calendar quarter that is at least 6 months after the Participant’s Separation from Service.

6.04 Distributions on Account of Death:

(a) Upon a Participant’s death, the value of the Participant’s Account under the Plan shall be distributed in a single lump sum payment as soon as administratively practicable following the first day of the calendar quarter beginning after the first anniversary of the Participant’s death. If the Participant is receiving installment payments at the time of the Participant’s death, such installment payments shall continue in accordance with the terms of the applicable deferral election that governs such payments until the time that the lump sum payment is due to be paid under the preceding sentence of this Subsection. Immediately prior to the time that such lump sum payment is scheduled to be paid, all installment payments shall cease and the remaining balance of the Participant’s Account shall be distributed at such scheduled payment time in a single lump sum. Amounts paid following a Participant’s death, whether a lump sum or continued installments, shall be paid to the Participant’s Beneficiary.

(b) Prior to the time the value of the Participant’s Account is distributed under Subsection (a), the Participant’s Beneficiary may apply for a distribution under Section 6.07 (relating to a distribution on account of an Unforeseeable Emergency).

(c) Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Recordkeeper or the Plan Administrator at least 14 days before any such amount is paid out by the Recordkeeper. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator, the Recordkeeper or any other party acting for one or more of them.

6.05 Distributions on Account of Retirement:

If a Participant incurs a Separation from Service on account of his or her Retirement, the Participant’s Account shall be distributed in accordance with the terms and conditions of this Section.

(a) If the Participant’s Retirement is prior to the Specific Payment Date that is applicable to a Deferral Subaccount, the Participant’s deferral election pursuant to Sections 4.03, 4.04 or 4.05 (i.e., time and form of payment) shall continue to be given effect, and the Deferral Subaccount shall be distributed based upon the provisions of Subsections (a) and (b) under Section 6.02, whichever applies (relating to distributions based on a Specific Payment Date).

(b) If the Participant has selected payment of his or her deferral on account of Separation from Service, distribution of the related Deferral Subaccount shall commence as soon as administratively practicable after the first day of the calendar quarter following Retirement. Such distribution shall be made in either a single lump sum payment or in installment payments depending upon the Participant’s deferral election under Sections 4.04 or 4.05. If the Participant is entitled to installment payments, such payments shall be made in accordance with the Participant’s installment election (but subject to acceleration under Sections 6.04, 6.06 and 6.07 relating to distributions on account of death, Disability and Unforeseeable Emergency) and with the installment payment amounts determined under Section 6.08. However, if the Participant is classified as a Key Employee at the time of the Participant’s Retirement (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Account shall not be paid, as a result of the Participant’s Retirement, earlier than as soon as administratively practicable following the first day of the calendar quarter that is at least 6 months after the Participant’s Retirement.

(c) If the Participant is receiving installment payments in accordance with Section 6.02 (relating to distributions on account of a Specific Payment Date) for one or more Deferral Subaccounts at the time of his or her Retirement, such installment payments shall continue to be paid based upon the Participant’s deferral election (but subject to acceleration under Sections 6.04, 6.06 and 6.07 relating to distributions on account of death, Disability and Unforeseeable Emergency).

6.06 Distributions on Account of Disability:

If a Participant incurs a Disability, the Participant’s Account shall be distributed in accordance with the terms and conditions of this Section.

(a) The value of the Participant’s Account under the Plan as of the most recent Distribution Valuation Date shall be distributed in a single lump sum payment as soon as administratively practicable following the first date – (i) on which the Participant is Disabled (determined without regard the duration requirement of the next clause), (ii) that is at least 12 months following the first date the Participant was Disabled from the cause of the current Disability, and (iii) that is after the Participant has received payments from a PepsiCo disability plan (including the PepsiCo Short Term Disability Plan and the PepsiCo Long Term Disability Plan) for 12-months for the current cause of Disability (determined without regard the duration requirement of this clause).

(b) If the Participant is receiving installment payments at the time of the Participant’s Disability, such installment payments shall continue to be paid in accordance with the provisions of the Participant’s applicable deferral election until the time that the lump sum payment is due to be paid under the provisions of Subsection (a). Immediately prior to the time that such lump sum payment is scheduled to be paid, all installment payments shall cease and the remaining balance of the Participant’s Account shall be distributed at the time specified in Subsection (a) in a single lump sum.

6.07 Distributions on Account of Unforeseeable Emergency:

Prior to the time that an amount would become distributable under Sections 6.02 through 6.06, a Participant or Beneficiary may file a written request with the Recordkeeper for accelerated payment of all or a portion of the amount credited to the Participant’s Account based upon an Unforeseeable Emergency. After an individual has filed a written request pursuant to this Section, along with all supporting material that may be required by the Recordkeeper from time to time, the Recordkeeper shall determine within 60 days (or such other number of days that is necessary if special circumstances warrant additional time) whether the individual meets the criteria for an Unforeseeable Emergency. If the Recordkeeper determines that an Unforeseeable Emergency has occurred, the Participant or Beneficiary shall receive a distribution from his or her Account as soon as administratively practicable. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.08 Valuation:

In determining the amount of any individual distribution pursuant to this Article, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that is used in determining the amount of the distribution under this Article. If a particular Section in this Article does not specify a Distribution Valuation Date to be used in calculating the distribution, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that precedes such distribution. In determining the value of a Participant’s remaining Deferral Subaccount following an installment distribution from the Deferral Subaccount (or a partial distribution under Section 6.07 relating to a distribution on account of an Unforeseeable Emergency), such distribution shall reduce the value of the Participant’s Deferral Subaccount as of the close of the Distribution Valuation Date preceding the payment date for such installment (or partial distribution). The amount to be distributed in connection with any installment payment shall be determined by dividing the value of a Participant’s Deferral Subaccount as of such preceding Distribution Valuation Date (determined before reduction of the Deferral Subaccount as of such Distribution Valuation Date in accordance with the preceding sentence) by the remaining number of installments to be paid with respect to the Deferral Subaccount.

6.09 Section 162(m) Compliance:

If a Participant has elected to defer income, which would qualify as performance-based compensation under Code Section 162(m), into a Risk of Forfeiture Subaccount, then such Deferral Subaccount may not be paid out at any time while the Participant is a covered employee under Code Section 162(m)(3), to the extent it would result in compensation being paid to the Participant in such year that would not be deductible under Code Section 162(m). The payout of any such amount shall be deferred until a year when its payout will not result in the payment of non-performance-based compensation that exceeds the $1 million cap in Code Section 162(m)(1) (and then only such portion that will not exceed such cap shall be paid out in the year). However, the total amount (1) which stands to the credit of the Participant in Risk of Forfeiture Subaccounts, and (2) which would be currently or previously distributed from the Plan but for this Section, shall be paid out in the first year when the Participant is no longer a Code Section 162(m) covered employee. This Section shall apply notwithstanding the fact that a Participant would otherwise be entitled to an earlier distribution under the foregoing provisions of this Article, except that a Participant may receive an earlier distribution with respect to deferrals subject to this Section to the extent the Participant qualifies for such an earlier distribution under Section 6.07.

6.10 Impact of Section 16 of the Act on Distributions:

The provisions of Section 7.06 shall apply in determining whether a Participant’s distribution shall be delayed beyond the date applicable under the preceding provisions of this Article VI.

ARTICLE VII – PLAN ADMINISTRATION

7.01 Plan Administrator:

The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. Any such delegation shall state the scope of responsibilities being delegated and is subject to Section 7.06 below.

7.02 Action:

Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Law Department determines are legally permissible.

7.03 Powers of the Plan Administrator:

The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the following:

(a) To exercise its discretionary authority to construe, interpret, and administer this Plan;

(b) To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;

(c) To compute and certify to the Employers the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d) To authorize all disbursements by the Employer pursuant to this Plan;

(e) To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f) To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h) To establish or to change the phantom investment options or arrangements under Article V;

(i) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

(j) Notwithstanding any other provision of this Plan except Section 7.07 (relating to compliance with Section 409A), the Plan Administrator or the Recordkeeper may take any action the Plan Administrator deems is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the effective date of intra-fund transfers or the distribution date of Deferral Subaccounts. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

7.04 Compensation, Indemnity and Liability:

The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Employers. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Employers. No member of the Committee (which serves as the Plan Administrator), and no individual acting as the delegate of the Committee, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Employers (other than the Company) will indemnify and hold harmless each member of the Committee and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Committee against any and all expenses and liabilities, including reasonable legal fees and expenses, arising in connection with this Plan out of his or her membership on the Committee (or his or her serving as the delegate of the Committee), excepting only expenses and liabilities arising out of his or her own willful misconduct or bad faith.

7.05 Taxes:

If the whole or any part of any Participant’s Account becomes liable for the payment of any estate, inheritance, income, employment, or other tax which the Company may be required to pay or withhold, the Company will have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant. To the extent practicable, the Company will provide the Participant notice of such withholding. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary. In addition, pursuant to Section 409A amounts deferred under this Plan shall be reported on the Participants’ Forms W-2. Also, any amounts that become taxable hereunder shall be reported as taxable wages on a Participant’s Form W-2.

7.06 Section 16 Compliance:

(a) In General. This Plan is intended to be a formula plan for purposes of Section 16 of the Act. Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e), if it were approved by the Company’s Board or Compensation Committee (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Compensation Committee, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.

(b) Approval of Distributions: This Subsection shall govern the distribution of a deferral that (i) is wholly or partly invested in the Phantom PepsiCo Common Stock Fund at the time the deferral would be valued to determine the amount of cash to be distributed to a Participant, (ii) either was the subject of a Second Look Election or was not covered by an agreement, made at the time of the Participant’s original deferral election, that any investments in the Phantom PepsiCo Common Stock Fund would, once made, remain in that fund until distribution of the deferral, and (iii) is made to a Participant who is subject to Section 16 of the Act at the time the interest in the Phantom PepsiCo Common Stock Fund would be liquidated in connection with the distribution (“Covered Distributions”). In the case of a Covered Distribution, if the liquidation of the Participant’s interest in the Phantom PepsiCo Common Stock Fund in connection with the distribution has not received Board Approval by the time the distribution would be made if it were not a Covered Distribution, then the actual distribution to the Participant shall be delayed until a date that is as soon as practicable after the earlier of:

(1) Board Approval of the liquidation of the Participant’s interest in the Phantom PepsiCo Common Stock Fund in connection with the distribution, and

(2) The date the distribution is no longer a Covered Distribution, i.e., when the Participant is no longer subject to Section 16 of the Act or when the Deferral Subaccount related to the distribution is no longer invested in the Phantom PepsiCo Common Stock Fund.

7.07 Conformance with Section 409A:

At all times during each Plan Year, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of deferrals under the Pre-409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of the Pre-409A Program. Any action that may be taken (and, to the extent possible, any action actually taken) by the Plan Administrator, the Recordkeeper or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A or if such action would adversely affect the grandfather of the Pre-409A Program. If the failure to take an action under the Plan would violate Section 409A, then to the extent it is possible thereby to avoid a violation of section 409A, the rights and effects under the Plan shall be altered to avoid such violation. A corresponding rule shall apply with respect to a failure to take an action that would adversely affect the grandfather of the Pre-409A Program. Any provision in this Plan document that is determined to violate the requirements of Section 409A or to adversely affect the grandfather of the Pre-409A Program shall be void and without effect. In addition, any provision that is required to appear in this Plan document to satisfy the requirements of Section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth. A corresponding rule shall apply with respect to a provision that is required to preserve the grandfather of the Pre-409A Program. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

ARTICLE VIII – CLAIMS PROCEDURE

8.01 Claims for Benefits:

If a Participant, Beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator. If the claim for benefits is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.

8.02 Appeals of Denied Claims:

Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator’s decision. However, if special circumstances require an extension of time for processing the appeal, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period. In no event shall the Plan Administrator’s decision be rendered later than 120 days after receipt of a request for appeal.

8.03 Special Claims Procedures for Disability Determinations:

Notwithstanding Sections 8.01 and 8.02, if the claim or appeal of the Claimant relates to Disability benefits, such claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to Disability benefits, including Sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).

ARTICLE IX – AMENDMENT AND TERMINATION

9.01 Amendment of Plan:

The Compensation Committee of the Board of Directors of the Company has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Committee. All Participants and Beneficiaries shall be bound by such amendment. Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.

9.02 Termination of Plan:

(a) The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Compensation Committee of the Board of Directors, or through its entire Board of Directors, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Accounts will be distributed.

(b) This Section is subject to the same restrictions related to compliance with Section 409A that apply to Section 9.01. In accordance with these restrictions, the Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a Change in Control (as defined in Section 409A), and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control (as defined in Section 409A) as is permissible under Section 409A. The previous sentence contains the exclusive terms under which a distribution may be made in connection with any change in control with respect to deferrals made under this 409A Program. No distributions shall be made under this 409A Program for any change in control unless the distribution satisfies the provisions of a Change in Control (as defined in Section 409A), and no distributions shall be made under this 409A Program with respect to a “Non-Qualifying Change in Control.”

(c) For purposes of this Section, a “Non-Qualifying Change in Control” shall include any of the following –

(1) A change in the ownership or effective control of the Company,

(2) A change in the ownership of a substantial portion of the assets of the Company,

(3) Company shareholders approve a merger or consolidation of the Company with another entity and the Company is not the surviving entity, or if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of the Company,

(4) Company shareholders approve a plan of complete liquidation of the Company or the sale or disposition of all or substantially all of the Company’s assets, and

(5) Any other event, circumstance, offer or proposal occurs or is made which is intended to effect a change in the control of the Company and which results in the occurrence of one or more of the events listed in paragraphs (1) through (4) above.

ARTICLE X – MISCELLANEOUS

10.01 Limitation on Participant’s Rights:

Participation in this Plan does not give any Participant the right to be retained in the Employer’s employ (or any right or interest in this Plan or any assets of the Employer other than as herein provided). The Employer reserves the right to terminate the employment of any Participant without any liability for any claim against the Employer under this Plan, except for a claim for payment of deferrals as provided herein.

10.02 Unfunded Obligation of Individual Employer:

The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Participant’s individual Employer. Nothing contained in this Plan requires an Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Employer asset. This Plan creates only a contractual obligation on the part of a Participant’s individual Employer, and the Participant has the status of a general unsecured creditor of this Employer with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Employer. No other Employer guarantees or shares such obligation, and no other Employer shall have any liability to the Participant or his or her Beneficiary. In the event, a Participant transfers from the employment of one Employer to another, the former Employer shall transfer the liability for deferrals made while the Participant was employed by that Employer to the new Employer (and the books of both Employers shall be adjusted appropriately).

10.03 Other Plans:

This Plan shall not affect the right of any Eligible Executive or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by any Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

10.04 Receipt or Release:

Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Recordkeeper, the Company, and all Employers, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.05 Governing Law:

This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of North Carolina. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.06 Adoption of Plan by Related Employers:

The Plan Administrator may select as an Employer (other than the Company, which is automatically an Employer hereunder) any division of the Company, as well as any subsidiary or affiliate related to the Company by ownership (and that is a member of the PepsiCo Organization), and permit or cause such division, subsidiary or affiliate to adopt the Plan. The selection by the Plan Administrator shall govern the effective date of the adoption of the Plan by such related Employer. The requirements for Plan adoption are entirely within the discretion of the Plan Administrator and, in any case where the status of an entity as an Employer is at issue, the determination of the Plan Administrator shall be absolutely conclusive.

10.07 Gender, Tense and Examples:

In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

10.08 Successors and Assigns; Nonalienation of Benefits:

This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not (except as provided in Sections 5.06 and 7.05) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company or any Employer. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.

10.09 Facility of Payment:

Whenever, in the Plan Administrator’s opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Employer to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

ARTICLE XI – AUTHENTICATION

This 409A Program document has been authorized, adopted and approved to be effective as stated herein by the Compensation Committee of the Company’s Board of Directors at the Compensation Committee’s duly authorized meeting on November 18, 2005.

APPENDIX

This Appendix modifies particular terms of the Plan as it may apply to certain groups and situations. Except as specifically modified in this Appendix, the foregoing main provisions of the Plan shall fully apply in determining the rights and benefits of Participants. In the event of a conflict between this Appendix and the foregoing main provisions of the Plan, the Appendix shall govern.

Pursuant to Q&A-20(a) of IRS Notice 2005-1, each Eligible Executive shall have the right to cancel his or her election to defer 2005 Base Compensation and each Eligible Executive whose 2004 Bonus Compensation is subject to Section 409A shall have the right to cancel his or her election to defer such 2004 Bonus Compensation. Such election to cancel must be filed with the Plan Administrator pursuant to the procedures and timing requirements established by the Plan Administrator for this purpose (such procedures and timing requirements to be consistent with the requirements of Q&A-20(a)). Any Eligible Executive who makes an election to cancel such deferral election shall have the 2005 Base Compensation and/or the 2004 Bonus Compensation related to such deferral election paid to him or her (plus any applicable earnings or minus any applicable losses) and such amount shall be reported as taxable income to the Eligible Executive for the 2005 calendar year.